Exhibit 23
Consent of Independent Registered Public Accounting Firm
We have issued our report dated April 14, 2009, with respect to the consolidated financial statements and schedule included in the Annual Report of SL Industries, Inc. and its subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of SL Industries, Inc. and its subsidiaries on Forms S-8 (File No. 333-153026, effective August 14, 2008, File No. 333-73407, effective March 5, 1999, File No. 333-53274, effective June 18, 1996, File No. 333-00269, effective February 6, 1996, File No. 033-63681, effective November 13, 1995, File No. 033-65446, effective January 16, 1996, and File No. 333-73407, effective March 5, 1995).
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
April 14, 2009